Exhibit 99.1

               First Montauk Financial Corp. Shareholders Approve
                      Definitive Asset Purchase Agreement

October 20, 2008 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today the results of its 2008 Annual Meeting of Shareholders held on Friday, October 17, 2008 at the Company's corporate headquarters. The shareholders of the Company approved the asset purchase agreement executed by the Company and its principal subsidiary, First Montauk Securities Corp., with First Allied Securities Inc. as of July 9, 2008 providing for the sale of substantially all of the assets of First Montauk Securities Corp. to First Allied Securities Inc. Holders of 5,239,181 shares of common stock voted to approve the asset purchase agreement and the sale of assets constituting 56.65% of the shares of common stock present and voting at the Annual Meeting, and holders of 16,895 shares of the Company's Series A Preferred Stock voted to approve the transaction, constituting 100% of the shares of the Series A Preferred Stock present and voting at the Annual Meeting. The vote of a majority of each class of stock of First Montauk, voting separately as a class, was required to approve the asset purchase agreement and proposed asset sale.

The definitive asset purchase agreement remains subject to several conditions, including without limitation, the approval of the Financial Industry Regulatory Authority ("FINRA"). The transaction is expected to close during the fourth quarter of 2008. However, as a result of the foregoing uncertainties, there can be no assurances that the transaction will be completed.

In addition, at the 2008 Annual Meeting, the holders of a plurality of common stock re-elected Celeste M. Leonard, the Company's Executive Vice President and the Chief Compliance Officer of First Montauk Securities Corp. as the Company's Class I Director by a vote of 7,105,353 shares in favor, constituting 64% of the shares voting for the election of directors.

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member FINRA/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at its website at www.montaukfinancial.com.


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to First Montauk Financial Corp's estimated or anticipated future results or other non-historical facts are forward-looking and reflect First Montauk's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Securities and Exchange Commission filings of First Montauk, including each of First Montauk's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of First Montauk and its subsidiaries undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
First Montauk Financial Corp.
Victor K. Kurylak
(800) 876-3672, ext. 4230
info@montaukfinancial.com